FOR IMMEDIATE RELEASE:                                     MONDAY - MAY 5, 1997

                    VERSAR AND SCIENCE MANAGEMENT CORPORATION
                            ANNOUNCE INTENDED MERGER

(Springfield, VA, May 5, 1997) - Versar, Inc. (Amex: VSR) today announced it has acquired a majority interest in Science Management Corporation (SMC) from private investors. Versar acquired approximately 53 percent of SMC's outstanding common stock and all the outstanding preferred stock for cash. It is Versar's intention to propose a merger pursuant to which Versar will obtain the remaining SMC common shares for newly issued Versar common shares, and in the case of small shareholdings, for cash.

SMC, founded in 1946, is a diversified professional services firm providing consulting, process engineering, information technology and environmental services to commercial and industrial clients in this country and internationally. SMC's multi-national clients include British Petroleum, Thompson Electronic, Unilever, Nestle and Rhone Poulenc. SMC also is an active business partner of IBM. SMC had revenues of approximately $25.7 million in 1996. It is anticipated that SMC will become a wholly-owned subsidiary of Versar.

SMC's operating units consists of:

SMC McEver, Inc., is a process engineering and construction management subsidiary headquartered in Houston, Texas. Founded in 1966, SMC McEver provides design, engineering and construction services in the petrochemical, material handling projects and specialty chemical plants.

SMC Management Services Group, Inc., with offices in Bridgewater, New Jersey, London and Paris carries on a fifty-year tradition of providing productivity enhancement services. With a "total enterprise" approach to productivity, SMC Consulting helps clients' profitability by more effectively utilizing their human and physical resources. Health care, the food industry and petrochemical are the three major focus areas.

SMC Business Information Systems, Inc. (BISI), offers systems support and technology-based services in three areas: Facilities Management, Business Recovery and Professional Support Services. Headquartered in New Jersey with offices in Connecticut and Tennessee, BISI manages data outsource facilities and provides planning for business disaster recovery systems.


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SMC Environmental Services Group, Inc., headquartered in King of Prussia,
Pennsylvania provides geotechnical, civil and environmental engineering, design and construction management services to municipal and industrial clients. They have focused on innovative remedial technologies, particularly bioremediation which can be more efficient and less costly than traditional remediation strategies.

Ben Rawls, Chairman and CEO of Versar said, "The acquisition of Science Management Corporation will increase earnings on a per share basis and also is an important first step in Versar's expansion and diversification program. Adding process engineering, information technology and senior level consulting with a world-wide industrial clientele to Versar's environmental and infrastructure expertise and government clients creates the ability to expand into the process, operations and outsourcing businesses that we see as the growth opportunities in the years ahead. With the added expertise of James A. Skidmore, Jr., SMC's CEO, and an experienced management team we are able to offer clients, both here and abroad, world class engineering, consulting and operational services. I welcome SMC's employees to the Versar family and look forward to working with them to build a stronger, more competitive and successful company."

James A. Skidmore, SMC's Chairman and CEO said, "We believe the partnership we entered into with Versar will be beneficial for our clients, our people and our businesses. Versar's financial strength and offices across the country will allow us to expand our business more rapidly creating more opportunities for our employees and more value for Versar shareholders which we are delighted to become. I look forward to building an industrial business offering a diverse set of services in the SMC and Versar tradition of excellence and innovation."

Versar, Inc. headquartered in Springfield, Virginia, is a nationally known environmental consulting and infrastructure management company. Versar provides a wide variety of scientific, technical and management services to help industry and government prevent pollution, manage environmental compliance, and correct environmental and health and safety problems caused by pollution, hazardous materials, and toxic substances.


Contact:  James Dobbs (703) 642-6712